UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)

CORNERSTONE THERAPEUTICS INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

21924P103

(CUSIP Number)

Donald R. Reynolds

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 4, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 21924P103	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON S.S. OF ABOVE PERSON James V. Baker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO (See Item 5)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 475,000
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 475,000
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 475,000
12	CHECK BOX IF THAT AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.8%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 941058 10 9	Page 3 of 9 Pages

INTRODUCTION

This Amendment No. 1 to Schedule 13D (this “Amendment”) amends the below-indicated items from the Schedule 13D (the “Schedule 13D”) previously filed by or on behalf of the undersigned party (the “Reporting Person”), by supplementing such Items with the information below:

ITEM 1.	SECURITY AND ISSUER

No material change.

ITEM 2.	IDENTITY AND BACKGROUND

No material change.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No material change.

ITEM 4.	PURPOSE OF TRANSACTION

No material change.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

(a) and (b) The Reporting Person beneficially owns 475,000 Shares, constituting approximately 3.8% of the outstanding Shares.

Because the Reporting Person’s current aggregate beneficial ownership level is less than 5% of the outstanding Shares, he has no continuing obligation to report on Schedule 13D with respect to his investment in the Shares.

(c) During the sixty (60) days leading up to and including the day the Reporting Person’s aggregate beneficial ownership level went below 5% of the outstanding Shares, the following sales of Shares were made by the Reporting Person named below in open market transactions:

Individual	Trade Date	Shares Sold	Price
James V. Baker	3/26/2009	459	4.250
James V. Baker	3/26/2009	221	4.250
James V. Baker	3/26/2009	1000	4.250

CUSIP No. 941058 10 9	Page 4 of 9 Pages

James V. Baker	3/26/2009	900	4.250
James V. Baker	3/26/2009	100	4.250
James V. Baker	3/26/2009	100	4.250
James V. Baker	3/26/2009	200	4.250
James V. Baker	3/26/2009	700	4.250
James V. Baker	3/26/2009	200	4.410
James V. Baker	3/26/2009	100	4.400
James V. Baker	3/26/2009	600	4.400
James V. Baker	3/26/2009	100	4.460
James V. Baker	3/26/2009	100	4.460
James V. Baker	3/26/2009	1300	4.450
James V. Baker	3/26/2009	1200	4.450
James V. Baker	3/26/2009	100	4.450
James V. Baker	3/26/2009	800	4.450
James V. Baker	3/26/2009	100	4.450
James V. Baker	3/26/2009	200	4.450
James V. Baker	3/26/2009	100	4.450
James V. Baker	3/26/2009	100	4.520
James V. Baker	3/26/2009	100	4.520
James V. Baker	3/26/2009	100	4.510
James V. Baker	3/26/2009	100	4.500
James V. Baker	3/26/2009	800	4.500
James V. Baker	3/26/2009	300	4.500
James V. Baker	3/26/2009	100	4.500
James V. Baker	3/26/2009	1400	4.500
James V. Baker	3/26/2009	100	4.550
James V. Baker	3/26/2009	1000	4.520
James V. Baker	3/26/2009	600	4.520
James V. Baker	3/26/2009	100	4.510
James V. Baker	3/26/2009	1100	4.500
James V. Baker	3/26/2009	500	4.250
James V. Baker	3/26/2009	820	4.250
James V. Baker	3/26/2009	100	4.500
James V. Baker	3/27/2009	400	4.250
James V. Baker	3/27/2009	100	4.250
James V. Baker	3/27/2009	760	4.250
James V. Baker	3/27/2009	229	4.250
James V. Baker	3/27/2009	811	4.250
James V. Baker	3/27/2009	100	4.250
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	400	4.200
James V. Baker	3/27/2009	400	4.200
James V. Baker	3/27/2009	400	4.200
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	100	4.200

CUSIP No. 941058 10 9	Page 5 of 9 Pages

James V. Baker	3/27/2009	400	4.200
James V. Baker	3/27/2009	400	4.200
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	400	4.200
James V. Baker	3/27/2009	72	4.200
James V. Baker	3/27/2009	228	4.200
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	300	4.200
James V. Baker	3/27/2009	200	4.200
James V. Baker	3/27/2009	100	4.200
James V. Baker	3/27/2009	1000	4.170
James V. Baker	3/27/2009	1000	4.170
James V. Baker	3/27/2009	90	4.250
James V. Baker	3/27/2009	410	4.250
James V. Baker	3/27/2009	100	4.250
James V. Baker	3/30/2009	1640	4.000
James V. Baker	3/30/2009	360	4.000
James V. Baker	3/31/2009	143	4.100
James V. Baker	3/31/2009	300	4.100
James V. Baker	3/31/2009	700	4.100
James V. Baker	4/1/2009	320	4.150
James V. Baker	4/1/2009	480	4.150
James V. Baker	4/1/2009	100	4.150
James V. Baker	4/1/2009	100	4.150
James V. Baker	4/1/2009	1800	4.150
James V. Baker	4/1/2009	200	4.150
James V. Baker	4/1/2009	700	4.150
James V. Baker	4/1/2009	100	4.150
James V. Baker	4/1/2009	200	4.150
James V. Baker	4/1/2009	1000	4.150
James V. Baker	4/1/2009	200	4.150
James V. Baker	4/1/2009	800	4.150
James V. Baker	4/1/2009	200	4.100
James V. Baker	4/1/2009	400	4.100
James V. Baker	4/1/2009	100	4.100
James V. Baker	4/1/2009	300	4.100
James V. Baker	4/2/2009	200	4.250
James V. Baker	4/2/2009	50	4.250
James V. Baker	4/2/2009	400	4.250
James V. Baker	4/2/2009	50	4.250
James V. Baker	4/2/2009	200	4.250
James V. Baker	4/2/2009	750	4.250
James V. Baker	4/2/2009	50	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	100	4.250

CUSIP No. 941058 10 9	Page 6 of 9 Pages

James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	150	4.250
James V. Baker	4/2/2009	50	4.250
James V. Baker	4/2/2009	200	4.250
James V. Baker	4/2/2009	100	4.250
James V. Baker	4/2/2009	700	4.250
James V. Baker	4/2/2009	800	4.200
James V. Baker	4/2/2009	200	4.200
James V. Baker	4/2/2009	1000	4.200
James V. Baker	4/2/2009	1000	4.200
James V. Baker	4/27/2009	95	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	300	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	82	4.900
James V. Baker	4/27/2009	70	4.900
James V. Baker	4/27/2009	225	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	5	4.898
James V. Baker	4/27/2009	500	4.900
James V. Baker	4/27/2009	300	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	100	4.900
James V. Baker	4/27/2009	400	4.910
James V. Baker	4/27/2009	600	4.900
James V. Baker	4/27/2009	941	10.627
James V. Baker	4/27/2009	470	10.638
James V. Baker	4/27/2009	470	10.638
James V. Baker	4/27/2009	941	10.627
James V. Baker	4/28/2009	100	5.100
James V. Baker	4/28/2009	100	5.100
James V. Baker	4/28/2009	200	5.100
James V. Baker	4/28/2009	400	5.110
James V. Baker	4/28/2009	100	5.110
James V. Baker	4/28/2009	100	5.110
James V. Baker	4/28/2009	100	5.110
James V. Baker	4/28/2009	100	5.110
James V. Baker	4/28/2009	200	5.100

CUSIP No. 941058 10 9	Page 7 of 9 Pages

James V. Baker	4/28/2009	100	5.100
James V. Baker	4/28/2009	900	5.100
James V. Baker	4/28/2009	300	5.100
James V. Baker	4/28/2009	97	5.100
James V. Baker	4/28/2009	100	5.100
James V. Baker	4/28/2009	100	5.100
James V. Baker	4/28/2009	100	5.100
James V. Baker	4/28/2009	200	5.100
James V. Baker	4/28/2009	500	5.100
James V. Baker	4/28/2009	300	5.100
James V. Baker	4/28/2009	300	5.100
James V. Baker	4/28/2009	1000	5.000
James V. Baker	5/4/2009	50	6.520
James V. Baker	5/4/2009	600	6.520
James V. Baker	5/4/2009	100	6.520
James V. Baker	5/4/2009	600	6.520
James V. Baker	5/4/2009	200	6.520
James V. Baker	5/4/2009	100	6.520
James V. Baker	5/4/2009	1100	6.450
James V. Baker	5/4/2009	250	6.450
James V. Baker	5/4/2009	400	6.450
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	150	6.450
James V. Baker	5/4/2009	900	6.450
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	700	6.520
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	250	6.450
James V. Baker	5/4/2009	950	6.450
James V. Baker	5/4/2009	800	6.310
James V. Baker	5/4/2009	1700	6.300
James V. Baker	5/4/2009	500	6.300
James V. Baker	5/4/2009	500	6.300
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	250	6.450
James V. Baker	5/4/2009	200	6.450
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	5	6.548
James V. Baker	5/4/2009	95	6.560
James V. Baker	5/4/2009	800	6.550
James V. Baker	5/4/2009	105	6.550
James V. Baker	5/4/2009	900	6.500
James V. Baker	5/4/2009	100	6.500
James V. Baker	5/4/2009	300	6.510

CUSIP No. 941058 10 9	Page 8 of 9 Pages

James V. Baker	5/4/2009	100	6.510
James V. Baker	5/4/2009	200	6.510
James V. Baker	5/4/2009	100	6.510
James V. Baker	5/4/2009	100	6.510
James V. Baker	5/4/2009	300	6.510
James V. Baker	5/4/2009	900	6.500
James V. Baker	5/4/2009	100	6.510
James V. Baker	5/4/2009	100	6.510
James V. Baker	5/4/2009	1000	6.500
James V. Baker	5/4/2009	100	6.500
James V. Baker	5/4/2009	200	6.500
James V. Baker	5/4/2009	100	6.520
James V. Baker	5/4/2009	100	6.520
James V. Baker	5/4/2009	800	6.520
James V. Baker	5/4/2009	5	6.558
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	300	6.550
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	95	6.550
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	200	6.550
James V. Baker	5/4/2009	1000	6.550
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	900	6.550
James V. Baker	5/4/2009	1100	6.520
James V. Baker	5/4/2009	150	6.520
James V. Baker	5/4/2009	100	6.520
James V. Baker	5/4/2009	100	6.450
James V. Baker	5/4/2009	100	6.600
James V. Baker	5/4/2009	995	6.600
James V. Baker	5/4/2009	905	6.600
James V. Baker	5/4/2009	500	6.560
James V. Baker	5/4/2009	95	6.550
James V. Baker	5/4/2009	200	6.550
James V. Baker	5/4/2009	100	6.550
James V. Baker	5/4/2009	150	6.450

ITEM 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

No material change.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS

None.

CUSIP No. 941058 10 9	Page 9 of 9 Pages

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 28, 2009

/s/ James V. Baker
James V. Baker